Exhibit 23.6

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 6 to Registration Statement No. 333-193924 of our report dated February 27, 2014 except for Note 17, as to which the date is May 5, 2014 related to the financial statements of Cetera Financial Holdings, Inc. and its subsidiaries as of and for the years ended December 31, 2013 and 2012, appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP

Los Angeles, California

May 28, 2014